                                                                EXHIBIT 23(h)(2)

                                   FORM OF

                        MUTUAL FUNDS SERVICE AGREEMENT



                       -  FUND ADMINISTRATION SERVICES

                       -  FUND ACCOUNTING SERVICES

















                        MLIG VARIABLE INSURANCE TRUST


                        _______________________, 2002

                        MUTUAL FUNDS SERVICE AGREEMENT


                              TABLE OF CONTENTS

SECTION                                                             PAGE
-------                                                             ----
1.      Appointment............................................       1

2.      Representations and Warranties.........................       1

3.      Delivery of Documents..................................       3

4.      Services Provided......................................       4

5.      Fees and Expenses......................................       5

6.      Limitation of Liability and Indemnification............       7

7.      Term and Termination...................................       10

8.      Notices................................................       10

9.      Waiver.................................................       11

10.     Force Majeure..........................................       11

11.     Amendments.............................................       11

12.     Severability...........................................       11

13.     Governing Law..........................................       11

14.     Confidentiality........................................       12

15.     No Agency Relationship.................................       12

16.     Changes in Accounting Procedures.......................       12

Signatures.....................................................       12

                        MUTUAL FUNDS SERVICE AGREEMENT



                        TABLE OF CONTENTS (CONTINUED)

                                                                             PAGE
                                                                             ----
Schedule A  --  Fees and Expenses.........................................    A-1

Schedule B  --  General Description of Fund Administration and Compliance
                   Services...............................................    B-1

Schedule C  --  Description of Fund Accounting Services...................    C-1

                        MUTUAL FUNDS SERVICE AGREEMENT


                  AGREEMENT made as of __________________, 2002 by and between MLIG Variable Insurance Trust ("Fund"), a Delaware business trust, and J.P. Morgan Investor Services Co. ("J.P. Morgan"), a Delaware corporation.

                             W I T N E S S E T H:

                  WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund wishes to contract with J.P. Morgan to provide certain administrative, accounting and compliance services with respect to the Fund, including its constituent portfolios (the "Portfolios" and each a "Portfolio") and any classes of shares thereof.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. The Fund hereby appoints J.P. Morgan to provide administrative, accounting and compliance services for the Fund, as described hereinafter, subject to the supervision of the Board of Trustees of the Fund (the "Board") and the Fund's investment manager, Roszel Advisors, LLC ("Adviser"), for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

         2.       REPRESENTATIONS AND WARRANTIES.

                  (a) J.P. Morgan represents and warrants to the Fund that:

                           (i)      J.P. Morgan is a corporation, duly
organized and existing under the laws of the State of Delaware;

                           (ii)     J.P. Morgan is duly qualified to carry on
its business in the Commonwealth of Massachusetts;

                           (iii)    J.P. Morgan is empowered under applicable
laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                           (iv)     all requisite corporate proceedings have
been taken to authorize J.P. Morgan to enter into and perform this Agreement;

                           (v)      J.P. Morgan has, and will continue to have,
access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

                           (vi)     no legal or administrative proceedings
have been instituted or threatened which would impair J.P. Morgan's ability to perform its duties and obligations under this Agreement; and

                           (vii)    J.P. Morgan's entrance into this Agreement
shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

                  (b) The Fund represents and warrants to J.P. Morgan that:

                           (i)      the Fund is a business trust, duly
organized and existing and in good standing under the laws of Delaware;

                           (ii)     the Fund is empowered under applicable laws
and by its Declaration of Trust ("Charter Document") and By-Laws to enter into and perform this Agreement;

                           (iii)    all requisite proceedings have been taken
to authorize the Fund to enter into and perform this Agreement and all such proceedings remain in full force and effect;

                           (iv)     the Fund is an investment company properly
registered under the 1940 Act;

                           (v)      a registration statement under the
Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and any filings under the laws of the states necessary to maintain the Fund's good standing in its jurisdiction of organization and necessary to qualify the Fund's shares for sale have been made and will continue to be made on a timely basis during the term of this Agreement;

                           (vi)     no legal or administrative proceedings
have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

                           (vii)    the Fund's registration statements comply
in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Fund's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

                           (viii)   the Fund's entrance into this Agreement
shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

         3. DELIVERY OF DOCUMENTS. The Fund will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

                  (a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Fund and approving this Agreement;

                  (b)      The Fund's Charter Document;

                  (c)      The Fund's By-Laws;

                  (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

                  (e) The Fund's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

                  (f) Copies of the Investment Management Agreement between the Fund and its Adviser (the "Management Agreement");

                  (g) Copies of each Investment Sub-Advisory Agreement between the Adviser and each of the sub-advisers (collectively the "Sub-Advisers" and each a "Sub-Adviser");

                  (h)      Opinions of counsel and auditors' reports;

                  (i) The Fund's prospectus(es) and statement(s) of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such Prospectus(es) and Statement(s) of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

                  (i) Such other agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements, and options agreements.

         4.       SERVICES PROVIDED.

                  (a) J.P. Morgan will provide the following services subject to the control, direction and supervision of the Board and the Adviser and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Charter Document and By-Laws; applicable U.S. laws and regulations; and all resolutions and policies implemented by the Board, of which J.P. Morgan has been notified by the Fund:

                           (i)      Fund Administration and Compliance
Services, and

                           (ii)     Fund Accounting Services

A detailed description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

                (b)        J.P. Morgan will also:

                           (i)      provide, without additional cost to the
Fund except for reasonable and documented out-of-pocket expenses, office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

                           (ii)     provide, without additional remuneration
from or other cost to the Fund except for reasonable and documented out-of-pocket expenses, the services of individuals to serve as officers of the Fund as may be directed by the Board from time to time and elected by the Board for such purpose;

                           (iii)    provide or otherwise obtain, without
additional cost to the Fund except for reasonable and documented out-of-pocket expenses, personnel sufficient for provision of the services contemplated herein;

                           (iv)     furnish, without additional cost to the
Fund except for reasonable and documented out-of-pocket expenses, equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

                           (v)      keep records relating to the services
provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with such Section and rules.

         5.       FEES AND EXPENSES.

                  (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

                  (b) For the purpose of determining fees calculated as a function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

                  (c) The Fund may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required of J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Fund's status may necessitate additional services, processing or reports. In either instance, if J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges as agreed on in advance by the Fund and J.P. Morgan. J.P. Morgan will provide such services until it has received prior approval by the Fund.

                  (d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse J.P. Morgan for the cost of any additional equipment or supplies ordered for the Fund by J.P. Morgan provided that (i) such equipment or supplies have been specifically requested by the Fund, (ii) approved in advance by the Fund, and (iii) the cost for such equipment or supplies is at a rate that has been approved in advance by the Fund. Other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of J.P. Morgan, or the Fund's Adviser or distributor; SEC and state Blue Sky registration and/or qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (the Fund's distributor to bear the expense of all other printing, production, and distribution of Prospectuses and marketing materials unless such costs would be paid for under a plan adopted in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan")); expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and Fund shareholder meetings; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with Fund, shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to J.P. Morgan caused by third party errors; copying charges; overtime work by J.P. Morgan when necessitated by unusual client requests and pre-approved by the Fund; microfilm and storage costs; audio response unit costs; corporate action services; agreed upon service termination and conversion costs; any expenses necessitated by regulatory or legal changes; and any extraordinary expenses and other customary Fund expenses. In addition, J.P. Morgan may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services designated by the Fund, in connection with determining the net asset values of the Fund. The Fund will reimburse J.P. Morgan for the Fund's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Fund.

                  (e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

                  (f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after sixty (60) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by J.P. Morgan) plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Fund to J.P. Morgan.

                  (g) In the event that the Fund is more than ninety (90) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days' written notice to the Fund by J.P. Morgan. The Fund must notify J.P.

Morgan in writing of any contested amounts within sixty (60) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

         6.       LIMITATION OF LIABILITY AND INDEMNIFICATION.

                  (a) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund or third parties, in connection with the matters to which this Agreement relates, except for a loss or expense caused by, resulting from or attributable to J.P. Morgan's willful misfeasance, bad faith or negligence, or from J.P. Morgan's reckless disregard of its obligations and duties under this Agreement or refusal or failure to comply with the material terms of this Agreement or its breach of any material representation or warranty under this Agreement. In no event shall J.P. Morgan be liable for any consequential, punitive, special or indirect damages, penalties or expenses of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form or action. This provision shall survive termination of this Agreement.

                  (b) Except to the extent that J.P. Morgan may be held liable pursuant to Section 6(a) above, J.P. Morgan shall not be responsible for, and the Fund shall indemnify and hold J.P. Morgan and its directors, officers, agents and employees (collectively the "Indemnitees") harmless from and against any and all claims, liabilities, losses, damages (excluding consequential, punitive, special or indirect damages, penalties and expenses), costs, reasonable attorneys' fees and payments sustained or incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

                           (i)      any and all actions of the Indemnitees
required to be taken pursuant to this Agreement;

                           (ii)     the reliance on or use by the Indemnitees
of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

                           (iii)    the Fund's refusal or failure to
materially comply with the terms of this Agreement or the Fund's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

                           (iv)     the material breach of any representation
or warranty of the Fund hereunder;

                           (v)      following any instructions or other
directions reasonably believed to be requests of the Fund or otherwise duly authorized by Authorized Personnel, as specified in Appendix 2 hereof, and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;

                           (vi)     any delays, inaccuracies, errors in or
omissions from information or data provided to J.P. Morgan by the Fund, its Adviser and/or Sub-Advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;

                           (vii)    the offer or sale of shares by the Fund in
material violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;

                           (viii)   any failure of the Fund's registration
statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectus;

                           (ix)     the actions taken by the Fund, its Adviser
and/or Sub-Advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

                           (x)      all actions, inactions, omissions, or
errors caused by third parties to whom the Fund or J.P. Morgan has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, its Adviser, distributor, or sponsor.

                  (c)      In addition to and not in limitation of paragraph
(b) immediately above, the Fund also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of J.P. Morgan's performance under this Agreement, provided the Indemnitees have not acted with negligence, bad faith or reckless disregard of its or their duties or engaged in willful misconduct in discharging its or their obligations and duties under this Agreement.

                  (d) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodians, officers, trustees, Advisers and Sub-Advisers, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized, provided such notices, instructions and communications are provided solely by the Authorized Persons specified in Appendix 2 hereof. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Fund, as necessary or appropriate.

                  (e) In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold the Indemnitees harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Indemnitees will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The Fund shall have the option to defend the Indemnitees against any claim which may be the subject of this indemnification. In the event that the Fund so elects and J.P. Morgan consents, the Fund shall take over complete defense of the claim, and the Indemnitees shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The Indemnitees shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify the Indemnitees except with the Fund's prior written consent.

         7. TERM AND TERMINATION. This Agreement shall become effective as of the date hereof and will continue in effect for a period of two years. Subsequent to the initial two year term, the Agreement may continue from year to year thereafter, if approved by the Fund's Board of Trustees. This Agreement may be terminated by either party upon giving 120 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. In addition, this Agreement may be immediately terminated by either party ("Terminating Party") if the Terminating Party shall determine, in its sole judgment, exercised in good faith, that the other party ("Terminated Party") is in material breach of its duties under this Agreement, have suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; but no termination shall be effective under this
Section 8 until the Terminated Party has been afforded ten (10) business days to respond to a statement by the Terminating Party concerning the reason for notice of termination hereunder. This Agreement also may be amended by mutual written consent of the parties.

         If, in connection with termination of the Agreement, a successor administrator to any of J.P. Morgan's duties or responsibilities hereunder is designated by the Fund by written notice to J.P Morgan, J.P. Morgan will promptly, upon such termination and at the reasonable and documented expense of the Fund transfer to such successor administrator all relevant books, records, correspondence and other data established or maintained by J.P. Morgan under this Agreement in a form acceptable to the Fund. If such form differs from the form in which J.P. Morgan has maintained those books, records, correspondence and other data, the Fund shall pay any documented expenses associated with transferring those documents in that format, and J.P. Morgan will cooperate in the transfer of such duties and responsibilities, including by providing the assistance of its personnel in the establishment of books, records, correspondence and other data by such successor administrator, for which the Fund will pay any documented expenses.

         8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

                           If to the Fund:
                                    Attention:
                                    Fax:

                           If to J.P. Morgan:
                                    J.P. Morgan Investor Services Co.
                                    73 Tremont Street
                                    Boston, MA 02108
                                    Attention:  General Counsel
                                    Fax:  (617) 557-8616

         9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

         10. FORCE MAJEURE. In the event J.P. Morgan is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, J.P. Morgan shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expense or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes.

         11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

         13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

         14. CONFIDENTIALITY. J.P. Morgan agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority or for purposes of performing its obligation hereunder, it will keep confidential all records and information in its possession relating to the Fund or its shareholders and will not disclose any confidential information except at the request or with the written consent of the Fund.

         15. NO AGENCY RELATIONSHIP. Nothing herein contained shall be deemed to authorize or empower J.P. Morgan to act as agent for the Fund, or to conduct business in the name of, or for the account of the Fund, except as specifically provided in this Agreement.

         16. CHANGES IN ACCOUNTING PROCEDURES. Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by J.P. Morgan, which acceptance shall not be unreasonably delayed or refused.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                              MLIG VARIABLE INSURANCE TRUST
                              By:
                                   ---------------------------------------
                              Name:
                                     -------------------------------------
                              Title:
                                      ------------------------------------

                              J.P. MORGAN INVESTOR SERVICES CO.
                              By:
                                   ---------------------------------------
                              Name:
                                     -------------------------------------
                              Title:
                                      ------------------------------------

                        MUTUAL FUNDS SERVICE AGREEMENT

                                  SCHEDULE A
                              FEES AND EXPENSES



                  FUND ADMINISTRATION, ACCOUNTING AND COMPLIANCE FEES

The following fees shall remain in effect for at least 2 years from the date of effectiveness of this Agreement.

         A. For the services rendered under this Agreement, the Fund shall pay to the Administrator an annual fee based on the following schedule:

                  0.10 of 1% on the first $2.4 billion in average daily net assets, plus 0.075 of 1% of the remaining average daily net assets in excess of $2.4 billion; plus 0.055 of 1% of the remaining average daily net assets in excess of $4.8 billion.

         B. The foregoing calculations are based on the average daily net assets of the Fund. The fees will be computed, billed and payable monthly. The charge per year for the Fund will be $30,000 per Portfolio plus the amount specified in A. above.

         C. Approved and documented out-of-pocket expenses will be computed, billed and payable monthly, which include but are not limited to:

         D.       The annual sum of $330,000 for Regulatory Services.

                        MUTUAL FUNDS SERVICE AGREEMENT

                                  SCHEDULE B
                  GENERAL DESCRIPTION OF FUND ADMINISTRATION
                           AND COMPLIANCE SERVICES


J.P. Morgan's Fund Administration and Compliance Services are designed and intended to address the Fund's routine financial and tax reporting, portfolio compliance and general administration needs. J.P. Morgan will work closely with the Fund's experts, such as its public accountants and legal counsel, with respect to these services.

I.       ROUTINE FINANCIAL REPORTING SERVICES

         A. Semi-annual and annual reports. Prepare for review and approval by Fund's officers, financial information for the Fund's semi-annual reports, annual reports and financial statements for routine prospectus updates.

         B. Regular N-SAR filings. Prepare for review and approval by Fund's officers, Form N-SAR. Upon approval of the N-SAR by the Fund's Adviser and officers, J.P. Morgan will file the Form N-SAR with the SEC through the SEC's EDGAR filing system.

         C. EDGAR filings. Prepare for review and approval by Fund's officers, the electronic filing copies (via the SEC's electronic filing system ("EDGAR")) of the Fund's semi-annual and annual reports, financial data schedules, and Form N-SAR. The Fund will bear the costs of filing and of formatting ("EDGARizing") all financial statements and documents for filing.

         D. Annual Statement Schedule D. Provide information to assist the Adviser in preparation of Annual Statement Schedule D, in Excel format, for inclusion in the insurance companies' Separate Accounts Annual Statement.

         E.       Calculate average annual total returns for each Portfolio.

         F. Calculate per share net earnings and other per share amounts reflective of operations at such time as required by the nature and characteristics of each Portfolio.

II.      ROUTINE TAX SERVICES

         A. Tax filings. Working with the Fund's independent public accountants or other professionals, assist with the preparation and filing of (1) the Fund's federal tax returns on Form 1120 RIC, Form 8613 and Form 8610 and (2) such state and local returns as directed by the Fund.

         B. 1099-MISC. Provide Form 1099-MISC to persons other than corporations (i.e., trustees) to whom the Fund paid more than $600 during the year.

         C. Supplementary tax information. Prepare for review by the Fund's officers, supplementary information for shareholders' tax purposes as directed by the Fund.

         D. Sixty-Day Letters. Provide sixty-day letters, including dividends received deductions percentage, foreign tax credits, long-term capital gains, wash loss information, and any exempt percentages to the Fund and the Adviser within sixty days from the end of each calendar quarter, if appropriate.

III.     ROUTINE COMPLIANCE

J.P. Morgan will provide assistance to the Fund and its Adviser with respect to compliance with federal tax and securities laws. Responsibility for such compliance services are subject to the development of a more precise allocation of duties and responsibilities between J.P. Morgan, the Adviser and other relevant service providers. In addition, J.P. Morgan's provision of compliance services is designed to assist the Fund and its Adviser but is not intended as an assumption by J.P. Morgan of the Adviser's fiduciary duties and legal responsibilities to the Fund.

         A. Portfolio compliance. Monitor and periodically test the Fund's compliance with such investment restrictions and other regulatory requirements, as may be agreed to between the Adviser, J.P. Morgan and the Fund (e.g., issuer or industry diversification, etc.).

         B. Code of Ethics Compliance. Monitor to be sure that code of ethics compliance certificates are prepared by Sub-Advisers quarterly.

         B. Section 851 Tax Compliance. Monitor and periodically test, including on required quarterly testing dates, each Portfolio's compliance with the requirements of Section 851 of the Internal Revenue Code ("Code") and applicable Treasury regulations for qualification as a regulated investment company.

         C. Section 817(h) Tax Compliance. Monitor and periodically test each Portfolio's compliance with the requirement of
                  Section 817(h) of the Code.

         D. Policies and Procedures Compliance. Assist the Adviser with monitoring each Portfolio's compliance with Fund Board directives, such as "Approved Issuers Listings for Repurchase Agreements" and Rule 17a-7, Rule 17e-1 and Rule 12d3-1 policies and procedures.

IV.      REGULATORY AFFAIRS AND CORPORATE GOVERNANCE

         A. Prospectus/SAI updates. Assistance with the preparation and filing of post-effective amendments to the Fund's registration statement for annual update purposes; prepare and file stickers or supplements with respect to routine items for existing Portfolios.

         B. Board materials. Prepare agenda, prepare minutes of each Fund Board meeting, collect background information, prepare all routine Board materials for regular quarterly Board meetings, and distribute such materials to all necessary parties.

         C. Corporate Calendar. Maintain general corporate calendar of Board meetings and routine SEC filings.

         D. Insurance Policies. Prepare and file of any regulatory filings.

         E. Prepare and file with the SEC Rule 24f-2 Notices at the Fund level. J.P. Morgan shall not be responsible for preparing any legal opinions required in connection with Rule 24f-2 Notices.

         F. Prepare and update documents, such as the Charter Document and By Laws.

         G. Examinations. Provide support and counsel with respect to routine regulatory examinations or investigations of the Fund and work closely with the Fund's legal counsel in response to any non-routine regulatory matters. Also, coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

         H. Maintain continuing awareness of significant regulatory and legislative developments which may affect each Portfolio; update the Board and the Adviser on those developments and provide related planning assistance where reasonably requested or appropriate.

V.       BLUE SKY COMPLIANCE

         A. Prepare and file with the New York state securities authorities any and all required compliance filings relating to the registration and/or qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in New York state.

         B. Monitor the status of all New York state regulatory filings and maintain all necessary registrations and/or qualifications in New York state.

VI.      GENERAL ADMINISTRATION

         A. Board Materials. Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Fund's regular quarterly Board meeting materials.

         B. Dividend distributions. Calculate dividend distributions in accordance with distribution policies detailed in the Fund's prospectuses or Board resolutions. Assist Fund management in making final determinations of distribution amounts.

         C. Expense accruals. Prepare Fund, Portfolio or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., advisory, sub-advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, trustees' fees, etc.).

         D. Expense payments. Arrange, if directed by the appropriate Fund officers, for the payment of the Fund's and each Portfolio's or each class' expenses.

         E. Reports to statistical service providers. Report Fund performance to outside statistical service providers as directed by Fund management.

         F. Non-executive officers. Furnish appropriate non-executive officers for the Fund, such as assistant treasurers and secretaries, if requested by the Fund and approved by the Board of Trustees.

         G. Tax ID Numbers. For new Portfolios and classes, obtain Taxpayer Identification Number and CUSIP numbers, as necessary. Assist the Adviser in estimating organizational costs and expenses for new Portfolios and monitor against actual disbursements.

         H. Back-Up Systems. J.P. Morgan will maintain back-up systems as commonly employed by other administrators in the mutual fund industry.

                        MUTUAL FUNDS SERVICE AGREEMENT


                                  SCHEDULE C
                   DESCRIPTION OF FUND ACCOUNTING SERVICES


     J.P. Morgan shall provide the following accounting services to the Fund:

         A. Maintenance of the books and records for the Fund's assets, including records of all securities transactions.

         B. Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund's Adviser and Sub-Advisers.

         C. Calculation of each Portfolio's or class' net asset value in accordance with the Prospectus and Statement of Additional Information for the relevant Portfolio or Class, and after the Portfolio or class meets eligibility requirements, transmission to such entities as may be directed by the Fund.

         D. Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

         E. Determine net investment income (earnings) for each Portfolio as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

         F. Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

         G. Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

         H. On a daily basis, reconcile cash and investment balances of each Portfolio with the custodian.

         I. On a daily basis, transmit a copy of the portfolio valuation to the Adviser and each relevant Sub-Adviser.

         J. On a daily basis, review the impact of current day's activity on a per share basis, review changes in market value.

         K. Account for all dividends and interest received and distributions made by each Portfolio.

         L. Coordinate with the Fund's independent auditors with respect to the annual audit, and as otherwise requested by the Fund.

         M. Consult with the Fund's officers, independent public accountants and other appropriate persons in establishing the accounting policies of the Fund.

         N. As mutually agreed upon, J.P. Morgan will provide domestic and/or international reports.

         O.       Calculation of "SEC Yield" (See Appendix 1).

                                  APPENDIX 1

                            SEC YIELD COMPUTATION




         (1) J.P. Morgan shall compute the yield, or tax equivalent yield, for the Fund for the periods of time as agreed to by the parties; and

         (2) J.P. Morgan shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or correctness of any data, including but not limited to security attributes, pricing data, and tax equivalent data, supplied to it by the Fund and any of the Fund's agents, the Adviser, Sub-Advisers, or by third party providers. J.P. Morgan is entitled to rely on information or data provided to it by the Fund's agents, the Adviser, Sub-Advisers, or by third party providers and will not be liable for any loss or expense suffered by the Fund caused by such reliance.

                                  APPENDIX 2


                             AUTHORIZED PERSONNEL



         The following personnel are authorized to give written or oral instructions to J.P. Morgan, subject to the provisions of Section 6(b)(vi):

         1.

         2.

         3.

         4.

         5.

         It is the sole responsibility of the Fund to notify J.P. Morgan of any changes to this list in writing.





J.P. MORGAN INVESTOR SERVICES CO.         MLIG VARIABLE INSURANCE TRUST

By:                                       By:
     -------------------------------           ---------------------------